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                  MEMBER PURCHASE AGREEMENT

This MEMBER PURCHASE AGREEMENT is entered into as of this 1st day of August, 1994, by and between SOUTH ATLANTIC
CANNERS, INC., a South Carolina corporation, hereinafter referred to as "SAC," and Coca-Cola Bottling Co. Consolidated, a Delaware corporation, hereinafter referred to as "Member."

WHEREAS, SAC processes Coca-Cola and other soft drink beverage products ("Beverage Products") and distributes and sells them to its members on a cooperative basis; and

WHEREAS, Member is a franchised Coca-Cola bottler which has satisfied SAC's qualifications for membership and intends to purchase Beverage Products from SAC in accordance with this Agreement,

NOW, THEREFORE, in consideration for the mutual undertakings described herein and other good and valuable consideration, the parties hereby agree as follows:

Section 1. Purchase Requirement.

A. Member agrees to a minimum purchase requirement of the lesser of:

      (1) eighty percent (80%) of Member's monthly canned Coca-Cola product ("Canned Product") requirements, or


      (2) 4,000,000 (four million) cases of Canned Product on an annual basis and not less than five percent (5%) of this amount on a monthly basis.

SAC agrees to sell and deliver such products in accordance with this Agreement. As used herein, the terms "Coca-Cola product" and "Coca-Cola products" mean any soft drink product made or offered by The Coca-Cola Company.

B. The purchase and sale requirement in Section 1A(1) of this Agreement applies to all Canned Product used during the term of this Agreement by Member in Member's business or businesses at the facilities listed in Attachment A. SAC agrees to use its best efforts to sell Member additional Canned Product up to Member's total requirements.

C. In the event SAC is unable for any reason to supply
Member with Canned Product for which it is obligated under this Agreement, SAC shall release Member from Member's commitment to buy such products from SAC, and Member shall likewise release SAC from its commitment to sell such products, only with respect to that portion of the Canned Product that SAC is unable to fill


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from SAC's production and only with respect to the time interval during which SAC is unable to fill Member's orders from SAC's production. In the event it should be necessary to allocate
SAC's production among parties entering into agreements similar to this one, such shortage allocation shall be made among those parties on the basis of their relative patronage for the prior six (6) month period or on such other basis as may be determined by SAC's Board of Directors ("SAC Board"), whose decisions shall be binding.

Section 2. Price.

SAC will sell Canned Product at such prices as may be set from time to time by the SAC Board and shall make patronage refunds in accordance with SAC's Bylaws ("Bylaws"). Member shall pay SAC in full within the payment time period specified by the SAC Board. Such time period shall be specified on the invoice along with any charges for late payment. If payments are not made on a timely basis, SAC may elect to make future shipments on a C.O.D. basis.

Section 3. Term.

A. Except as provided in Subparagraph B of this Section, this Agreement shall be binding upon the parties until such time as either party gives the other party twelve (12) months' written notice of termination; provided, however, that
(l) either party shall have the right to terminate this Agreement upon thirty (30) calendar days' written notice in the event the other party files a voluntary petition in bankruptcy, is adjudicated a bankrupt, is adjudged insolvent, makes a general assignment of assets for the benefit of creditors, or has a receiver appointed due to insolvency; and (2) SAC may terminate this Agreement if Member (a) fails to meet the requirements for membership in accordance with Section 2 of Article II of the Bylaws, (b) fails to cure a material breach of this Agreement within forty-five (45) days of receiving notice thereof, or (c) has been found by SAC to have engaged in more than one violation of Section 7 of this Agreement relating to Transshipping.

B. This Agreement may be terminated in accordance with Subparagraph 2 of Section 9-B in the event the Force Majeure provisions of that Subparagraph are met.

C. If SAC fails to maintain, for any continuous period of six (6) months ("Comparison Period"), an average price for Canned Product at or below the "Average Product Price" or a quality of Canned Product at a level equal to or better than the "Customary Product Quality," Member shall have the option to terminate its purchase obligation under this Agreement upon sixty
(60) days' written notice delivered to SAC within three (3) months after the close of the Comparison Period. As used herein, the term "Average Product Price" shall mean the average price

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charged by two other manufacturers of Coca-Cola products selling in the eastern United States capable of producing quantities desired by Member during the Comparison Period, and the term "Customary Product Quality" shall mean the standard quality of Coca-Cola products customarily sold by other manufacturers of such products in the eastern United States during the Comparison Period. For purposes of determining SAC's average price for Canned Product, the patronage dividend to be received by the members for such period shall be taken into consideration in determining the price charged members. If the exact amount of the patronage dividend has not been determined for the Comparison Period, reasonable estimates may be used for this purpose.

Section 4. Purchase Estimates and Orders. Member agrees to provide SAC with estimates of its purchases of Canned Product at such times and places as shall be required by the SAC Board. Member shall place all orders with SAC at least fifteen (15) calendar days prior to the requested delivery date.

Section 5. Delivery. SAC shall ship Canned Product to
Member within a reasonable time after receipt of an order from Member that is within ten percent (10%) of the estimated amount previously submitted to SAC by Member for such period. Delivery shall be upon such terms as the SAC Board may determine from time to time. Member agrees to accept delivery in such manner as provided by SAC in accordance with the policy established by the SAC Board.

Section 6. Certain Events of Default/Damages.

A. If Member (a) fails to purchase any Canned Product for a period of sixty (60) calendar days, (b) fails to meet its purchase requirements pursuant to Section 1 of this Agreement or the Bylaws for a period of sixty (60) calendar days, (c) loses its Coca-Cola franchise or otherwise ceases to be engaged in the business of a franchised Coca-Cola bottler on account of dissolution, merger, reorganization, or any other reason and in any of such events has not given SAC twelve (12) months' written notice of the termination of this Agreement as provided in
Section 3 of this Agreement, or (d) Member otherwise terminates this Agreement without giving twelve (12) months' notice of termination as provided in Section 3 of this Agreement, such action shall constitute an Event of Default and Member shall pay SAC as liquidated damages for failure to give the required notice of termination an amount equal to the sum of its Canned Product purchases during the immediately preceding twelve (12) month period minus operating costs to SAC reasonably associated with such production, and the amount of the Member's proportionate interest in capital improvements purchased, or capital improvements which SAC is under contract to purchase, for Canned Product for the twelve (12) month notice period. For this purpose, a Member's proportionate interest shall be measured by its Canned Product patronage volume over the preceding twelve

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(12) month period in comparison with the total Canned Product patronage volume for SAC during such period. These amounts shall be paid within twenty (20) days of Member's receipt of notice of the amount due from SAC.

B. Liquidated damages specified in Subparagraph A of this Section apply only to those damages arising from the failure to give the requisite notice of termination. Member shall be responsible for any and all other liability, loss, or damage arising from any other breach of the Agreement by Member.

C. Damages arising under Subsection A of this Section
6 by virtue of a merger, sale of assets, or other reorganization in which the former Member's business as a franchised Coca-Cola bottler is continued by another individual or entity ("Successor Bottler") shall be abated if (l) the Successor Bottler applies for and is approved as a member of SAC within thirty (30) days of such reorganization or (2) the Successor Bottler agrees to honor and abide by the twelve (12) months' written notice requirement for termination between SAC and the former member. Member represents that it will use its best efforts to cause the Successor Bottler to apply for and be selected as a member of SAC.

D. In addition to any other rights and remedies arising under this Agreement, SAC shall be entitled, without notice to Member, to set off and apply all amounts otherwise payable under the Bylaws to Member upon withdrawal from SAC against any and all obligations and liabilities of Member arising under this Section 6.

Section 7. Transshipping.

A. Members shall not engage in transshipping of Coca-Cola products in violation of requirements established by The Coca-Cola Company ("Transshipping").

B. In the event that Member is determined to have engaged in Transshipping, Member shall indemnify and hold harmless SAC from any and all claims, losses and liabilities incurred by SAC growing out of or resulting from such incident or incidents of Transshipping. The rights of SAC under this Section 7 shall be in addition to other rights and remedies provided for herein or otherwise available to SAC.

Section 8. Loss of Membership Qualification. In the event
Member ceases to be qualified for membership under Section 2 of
Article II of the Bylaws and fails to surrender its shares of stock to SAC within thirty (30) days of receiving notice of its loss of qualification, Member hereby assigns all right, title, and interest in such shares to SAC, including the right to cancel such shares.

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Section 9. Miscellaneous.

A. Representation of Member. Member represents that it has received a copy of SAC's Articles of Incorporation and Bylaws and agrees to abide by and be bound by them as well as by any amendments thereto. In the event of a conflict between the Articles of Incorporation or Bylaws and the terms of this Agreement, the provisions of the Articles of Incorporation or Bylaws shall govern.

B. Force Majeure.

1. If performance of this Agreement is prevented or restricted by an event of Force Majeure, the party so affected upon giving prompt notice to the other party shall be temporarily excused from the performance so prevented or restricted. As used herein, the term "Force Majeure" shall mean any causes or contingencies beyond the reasonable control of the party affected thereby, including but not limited to acts of God, fire, explosion, breakdown or failure of plant machinery, strike, walk-out, labor dispute, casualty or accident, lack of or failure in whole or in part of transportation facilities, lack of or failure in whole or in part of sources of supply of labor, raw materials, acts of local, state, or federal governmental bodies or agencies, or other such occurrences whether or not of like or similar nature.

2. If an event of Force Majeure persists for longer than (a) a period necessary to promptly and diligently pursue efforts to overcome the event of Force Majeure or (b) a period of four (4) months, whichever period is shorter, then the party which is not affected by the Force Majeure may, upon ten
(10) days prior notice to the affected party, terminate this Agreement without any liability of either party to the other.

C. Governing Law. This Agreement shall be interpreted and construed in accordance with the laws of the State of South
Carolina, without regard to the conflict of laws provisions thereof.

D. Severability. Should any part of this Agreement be determined to be invalid or unenforceable, it shall not affect the validity or enforceability of the remaining parts of this Agreement. If any portion of this Agreement is unenforceable because it is excessive or unreasonable, the parties intend that such provision shall be binding and enforceable to the extent that it is not excessive or unreasonable. In the event that an arbitrator or court of competent jurisdiction determines that any of the provisions of this Agreement specifically set forth herein are incapable of being enforced, said arbitrator or court is authorized and requested to modify and enforce such provisions to the maximum extent permitted by law so as to most nearly implement the terms of this Agreement.

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E. Notices. Any notices, requests, demands and other
communications to be given by any party hereunder shall be in writing and shall be given by personal delivery, by overnight delivery service or by registered or certified mail, postage prepaid return receipt requested; and such notice shall be deemed to be given at the time when the same shall be thus delivered or mailed.

      (i) Notices to be given to SAC shall be given to:

                       601 Cousar Street
                       P. O. Box 548
                       Bishopville, S.C. 29010
                       ATTN: President
                       Telecopy Number: (803) 484-5841

          With a copy to:

                       Coca-Cola Bottling Co. Consolidated
                       1900 Rexford Road
                       Charlotte, NC 28211
                       Attention: Chief Financial Officer
                       Telecopy Number: (704) 551-4451


     (ii) Notices to Member shall be given to:

                       Coca-Cola Bottling Co. Consolidated
                       1900 Rexford Road
                       Charlotte, NC 28211
                       Attention: Chief Financial Officer
                       Telecopy Number: (704) 551-4451

           ATTN: David Singer

Either party may change its address for receiving notice by written notice given to the other party.

F. Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior written or oral understandings.

G. No Waiver. Failure on the part of SAC to enforce any of the provisions of this Agreement shall not constitute a waiver of such breach or any succeeding breach, and shall not affect the continuing obligation of the other party which shall remain bound by the terms of this Agreement in all respects.

H. Prior Canning Agreements Superseded to the Extent
Inconsistent with this Agreement. This Agreement supersedes any outstanding Canning Agency Agreement or Contract Canners
Agreement between the parties which establish terms by which SAC shall produce cans or other products for Member, to the extent such agreements are inconsistent with this Agreement.

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IN WITNESS WHEREOF, each of the parties has caused this
Agreement to be duly executed all as of the date first written above.

SOUTH ATLANTIC CANNERS, INC.         /s/ David Singer

By:                                 By: David Singer
Title:                              Title: VP & CFO

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                          ATTACHMENT "A"

Please list the locations, city and county, of the facilities covered by this Agreement.






                                 MEMBER:

                                 By:
                                 Title:

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